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                              ACCOUNTANTS' CONSENT


The Board of Directors
ShopNow.com Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-92533) on Form S-8 of ShopNow.com Inc. of our report dated November 5, 1999 with respect to the balance sheets of WebCentric, Inc. as of September 30, 1999 and December 31, 1998 and 1997, and the related statements of operations, stockholders' equity (deficit), and cash flows for the nine months ended September 30, 1999, year ended December 31, 1998 and the period August 15, 1997 (date of inception) to December 31, 1997, which report appears in the Form 8-K/A of ShopNow.com dated January 7, 2000.

                               KPMG LLP

Omaha, Nebraska
January  7, 2000